Exhibit 16.1

                                    KPMG LLP
                                757 Third Avenue
                               New York, NY 10017



December 19, 2001

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Firebrand Financial Group, Inc. ("FFGI") and, under the date of July 3, 2001, we reported on the consolidated financial statements of Firebrand Financial Group, Inc. as of and for the years ended January 31, 2001 and 2000. On December 19, 2001, we mutually agreed with FFGI to terminate our professional relationship. We have read FFGI's statements included under Item 4 of its Form 8-K dated December 19, 2001, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP